Exhibit 10.8

Employment offer letter to Bruce M. Bales dated April 27, 2004

April 27, 2004

Mr. Bruce Bales
61 Azurite Way
Livermore, CA 94550

Dear Bruce:

I am pleased to offer you the position of President, Glenayre Messaging Business (“GMB”) of Glenayre Electronics, Inc. GMB headquarters is located in Duluth, Georgia and will require you to relocate as soon as possible to the local area. The position will report to Clarke Bailey, Chairman & CEO.

Your base, bi-weekly compensation will be $8,653.85 ($225,000 annually). Your first 6 months of employment will serve as an orientation period during which your performance will be evaluated and reviewed to ensure that you have the opportunity to fulfill your personal potential, as well as the duties of your position. Formal performance and salary reviews occur at least annually; respectively, at the end and beginning of the calendar year.

In addition to the benefits outlined in the enclosed summary, your offer also includes:

•	Participation in the Glenayre Incentive Plan (GIP) Plan at a target of 60% of your annual base salary, effective July 1, 2004. 2004 Plan details are enclosed.

•	Glenayre will reimburse you for covered relocation costs associated with your move from Livermore, CA to Duluth, GA in accordance with our current Relocation Policy. Eligible expenses must be supported with appropriate receipts and, with the exception of the relocation allowance, will be grossed up to offset tax implications. Please sign and return a copy of the Agreement for Payment of Relocation Expenses, a part of the policy.

•	We will recommend that the Compensation & Plan Administration Committee of Glenayre’s Board of Directors award you options to purchase 100,000 shares of common stock of Glenayre Technologies, Inc. The option exercise price will be the stock’s closing price on the last trading day of the month in which you start work with Glenayre Electronics, Inc. One third of the options will vest on the first anniversary of the award date. The remaining options will vest in one-third increments on the second, and third anniversaries, respectively, of the award date. Upon the Committee’s approval, this award will be subject to all the terms and conditions of the Glenayre Incentive Stock Plan and the Stock Option Agreement with you.

•	A Severance Agreement, which is attached.

•	A monthly car allowance in the amount of $700.00.

•	Relocation back to Livermore, CA, in accordance with our current Relocation Policy, if, within 24 months of your hire date, the terms of your employment were to change significantly as a result of circumstances outside your direct control and if your Severance Agreement is not valid.

This offer is good through April 30, 2004. We look forward to your starting on April 27, 2004.

Please be prepared to provide, on your start date, the required documentation to verify your employment eligibility in the United States. Acceptable documents are outlined on the enclosed list.

Due to the nature of our industry, we require that all new employees accept the terms and conditions of the enclosed Proprietary Information Agreement (PIA). Please sign and date one copy of this offer letter and the PIA and return them to me at the address above. You are also welcome to fax these documents to me at (770) 497-3983 and bring the signed originals with you on your first day.

This letter is intended to describe the general terms of our offer to you and should not be construed as an employment contract.

We are delighted to have you join our Company and feel that you will make a substantial contribution to Glenayre’s future success.

If you have any questions, please call me at (770) 283-2598.

Sincerely,

/s/ Gavin Morton

Gavin Morton
Vice President, Human Resources

Accepted by:	/s/ Bruce Bales	Date:

Bruce Bales

cc:	HR file

Enclosures:	US Benefits Summary
Severance Agreement
Lists of Acceptable Documents
Proprietary Information Agreement – Georgia
Confidential Employee Profile
Relocation Agreement
Glenayre Incentive Plan document – 2004